EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-69989) of OnHealth Network Company and Registration Statements (Form S-8 No. 33-76498, Form S-8 No. 333-70147, Form S-8 No. 333-70149, Form S-8 No.
333-81757, Form S-8 No. 333-81753) pertaining to the 1991 Stock Option Plan and Director Stock Option Plan, 1997 Stock Option Plan, 1997-1998 New Hire Option Plan and 1998-1999 New Hire Option Plan of OnHealth Network Company of our report dated February 18, 2000 with respect to the financial statements and schedule of OnHealth Network Company included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


                                                      \s\ ERNST & YOUNG LLP

Seattle, Washington
March 24, 2000


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